As filed with the Securities and Exchange Commission on June 16, 2021

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEXTERA ENERGY, INC.

(Exact name of registrant as specified in its charter)

Florida	59-2449419
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

700 Universe Boulevard Juno Beach, Florida	33408
(Address of Principal Executive Offices)	(Zip Code)

NextEra Energy, Inc. 2021 Long Term Incentive Plan

(Full title of the plan)

Charles E. Sieving, Esq.

Executive Vice President &

General Counsel

NextEra Energy, Inc.

700 Universe Boulevard

Juno Beach, Florida 33408

(Name and address of agent for service)

(561) 694-4000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Small reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $.01 par value	71,962,765(3)	$73.26	$5,271,992,164	$575,174.35

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of shares of common stock, $.01 par value, of the registrant (the “Common Stock”) shown in the table above, an indeterminate number of shares of Common Stock which, by reason of certain events specified in the NextEra Energy, Inc. 2021 Long Term Incentive Plan (the “2021 Long Term Incentive Plan”), may become subject to the 2021 Long Term Incentive Plan.

(2)

Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for purposes of calculating the registration fee, based upon the average of the high and low sale prices of the Common Stock as reported on the New York Stock Exchange on June 11, 2021.

(3)

Represents shares of Common Stock authorized for issuance pursuant to the 2021 Long Term Incentive Plan (subject to adjustment by reason of certain events specified in the 2021 Long Term Incentive Plan), consisting of the sum of (a) 65,000,000 shares of Common Stock initially authorized for issuance pursuant to the 2021 Long Term Incentive Plan plus (b) 6,962,765 shares of Common Stock (the “Prior Plan Shares”) initially authorized for issuance pursuant to the Amended and Restated NextEra Energy, Inc. 2011 Long Term Incentive Plan (the “Prior Plan”) and subject to outstanding awards under the Prior Plan as of the effective date of the 2021 Long Term Incentive Plan. To the extent provided in the 2021 Long Term Incentive Plan, Prior Plan Shares may become available for issuance pursuant to the 2021 Long Term Incentive Plan if any of the foregoing awards under the Prior Plan terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such Prior Plan Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*

The documents containing the information specified in Part I of this registration statement will be sent or given to participants in the NextEra Energy, Inc. 2021 Long Term Incentive Plan. Such documents will not be filed with the Securities and Exchange Commission (the “SEC”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

NextEra Energy, Inc. (“NextEra Energy”) incorporates by reference herein the following documents filed by it with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding any portions of such documents deemed to have been furnished and not filed in accordance with SEC rules:

(1)

NextEra Energy’s Annual Report on Form 10-K for the year ended December  31, 2020 (including those portions of NextEra Energy’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 31, 2021 that are incorporated by reference into Part III of such Annual Report on Form 10-K);

(2)	NextEra Energy’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021;

(3)

NextEra Energy’s Current Reports on Form 8-K filed with the SEC on January  11, 2021 (excluding those portions furnished and not filed), February  12, 2021, February  22, 2021, March  1, 2021, March  12, 2021, March  17, 2021, May  10, 2021, May  25, 2021, June  8, 2021 and June 15, 2021; and

(4)

the description of NextEra Energy’s common stock contained in its Current Report on Form 8-K/A filed with the SEC on October 30, 2020, and any amendments or reports filed by NextEra Energy for the purpose of updating such description.

In addition, NextEra Energy incorporates by reference all documents filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any such documents, or portions of such documents, deemed to have been furnished and not filed in accordance with SEC rules, unless specifically incorporated by reference into this registration statement) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold. All such incorporated documents shall be deemed to be a part of this registration statement from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated into this registration statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Florida Statutes Section 607.0851 generally permits NextEra Energy to indemnify its directors and officers who are subject to any proceeding because the individual is or was a director or officer of NextEra Energy if such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of NextEra Energy. If the proceeding is a criminal one, such person must also have had no reasonable cause to believe his or her conduct was unlawful. In addition, NextEra Energy may indemnify its directors and officers who are subject to derivative actions against expenses and amounts paid in settlement which do not exceed, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of NextEra Energy. Florida Statutes Section 607.0852 provides that to the extent that a director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation, such person will be indemnified against expenses incurred in connection therewith. Florida Statutes Sections 607.0858 and 607.0859 also permit NextEra Energy to further indemnify such persons by other means unless a judgment or other final adjudication establishes that such person’s actions or omissions were material to the cause of action so adjudicated and constitute (1) willful or intentional misconduct or a conscious disregard for the best interests of NextEra Energy in a proceeding by or in the right of NextEra Energy to procure a judgment in its favor or in a proceeding by or in the right of a shareholder, (2) a transaction from which he or she derived an improper personal benefit, (3) a crime (unless such person had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it unlawful), or (4) in the case of a director, an action in violation of Florida Statutes Section 607.0834 (relating to unlawful distributions to shareholders).

Furthermore, Florida Statutes Section 607.0831 provides, in general, that no director shall be personally liable for monetary damages to a corporation or any other person for any statement, vote, decision to take or not to take action, or any failure to take any action, as a director, unless (a) the director breached or failed to perform his or her duties as a director, and (b) the director’s breach of, or failure to perform, those duties constitutes any of the following: (i) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (ii) a circumstance under which the transaction at issue is one from which the director derived an improper personal benefit, either directly or indirectly, (iii) a circumstance under which the liability provisions of Florida Statutes Section 607.0834 are applicable, (iv) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful or intentional misconduct, or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term “recklessness,” as used above, means the action, or omission to act, in conscious disregard of a risk (a) known, or so obvious that it should have been known, to the director, and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

NextEra Energy’s bylaws provide generally that NextEra Energy shall, to the fullest extent permitted by law, indemnify all of its directors and officers, directors, officers, or other employees serving as a fiduciary of an employee benefit plan of NextEra Energy, as well as any employees or agents of NextEra Energy or other persons serving at the request of NextEra Energy in any capacity with any entity or enterprise other than NextEra Energy to whom NextEra Energy has agreed to grant indemnification (each, an “Indemnified Person”) to the extent that any such person is made a party or threatened to be made a party or called as a witness or is otherwise involved in any action, suit, or proceeding in connection with his status as an Indemnified Person. Such indemnification covers all expenses incurred by any Indemnified Person (including attorneys’ fees) and all liabilities and losses (including judgments, fines and amounts to be paid in settlement) incurred thereby in connection with any such action, suit or proceeding.

In addition, NextEra Energy carries insurance permitted by the laws of Florida on behalf of directors or officers which may cover, among other things, liabilities under the Securities Act of 1933.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

NextEra Energy hereby files the exhibits set forth below.

Exhibit No.	Description of Exhibit

*4(a)	Restated Articles of Incorporation of NextEra Energy, Inc. (filed as Exhibit 3(i) to Current Report on Form 8-K dated October 26, 2020, File No. 1-8841).

*4(b)	Amended and Restated Bylaws of NextEra Energy, Inc., effective October 14, 2016 (filed as Exhibit 3(ii)(b) to Current Report on Form 8-K dated October 14, 2016, File No. 1-8841).

*4(c)	NextEra Energy, Inc. 2021 Long Term Incentive Plan (filed as Exhibit 10 to Current Report on Form 8-K dated May 20, 2021, File No. 1-8841).

5	Opinion of Hogan Lovells US LLP.

23(a)	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23(b)	Consent of Hogan Lovells US LLP (contained in its opinion filed as Exhibit 5).

24	Power of Attorney (included on the signature page to this registration statement).

*	Incorporated herein by reference

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida, on June 16, 2021.

NextEra Energy, Inc.

By:	/s/ James L. Robo
James L. Robo
Chairman of the Board, President and Chief Executive Officer (Duly Authorized Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Charles E. Sieving as such person’s true and lawful attorney in-fact and agent, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement relating to this registration statement pursuant to Rule 462 under the Securities Act of 1933 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed as of June 16, 2021 by the following persons in the capacities indicated.

Name	Title

/s/ James L. Robo	Chairman of the Board, President and Chief Executive Officer
James L. Robo	(Principal Executive Officer) and Director

/s/ Rebecca J. Kujawa	Executive Vice President, Finance and Chief Financial Officer
Rebecca J. Kujawa	(Principal Financial Officer)

/s/ James M. May	Vice President, Controller and Chief Accounting Officer
James M. May	(Principal Accounting Officer)

/s/ Sherry S. Barrat	Director
Sherry S. Barrat

/s/ James L. Camaren	Director
James L. Camaren

/s/ Kenneth B. Dunn	Director
Kenneth B. Dunn

Name	Title

/s/ Naren K. Gursahaney	Director
Naren K. Gursahaney

/s/ Kirk S. Hachigian	Director
Kirk S. Hachigian

/s/ Amy B. Lane	Director
Amy B. Lane

/s/ David L. Porges	Director
David L. Porges

/s/ Rudy E. Schupp	Director
Rudy E. Schupp

/s/ John L. Skolds	Director
John L. Skolds

/s/ Lynn M. Utter	Director
Lynn M. Utter

/s/ Darryl L. Wilson	Director
Darryl L. Wilson